Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Titan Machinery Inc. of our report dated November 30, 2007, relating to our audits of the financial statements of Titan Machinery Inc. as of January 31, 2006 and 2007, and for each of the years in the three year period ended January 31, 2007, which appear in Titan Machinery Inc.’s Final Prospectus filed December 6, 2007 pursuant to Rule 424(b)(4).

/s/ Eide Bailly LLP

Minneapolis, Minnesota

February 26, 2008